Exhibit 5.1

July 11, 2025

Quanterix Corporation

900 Middlesex Turnpike

Billerica, MA 01821

Ladies and Gentlemen:

We have acted as counsel to Quanterix Corporation, a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of 253,181 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the Akoya Biosciences, Inc. 2015 Equity Incentive Plan, as amended, and the Akoya Biosciences, Inc. 2021 Equity Incentive Plan (the “Assumed Plans”), which were assumed by the Company in connection with the consummation of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 2025, by and among the Company, Wellfleet Merger Sub, Inc., and Akoya Biosciences, Inc. (the “Merger Agreement”), pursuant to the Post Effective Amendment No. 3 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-284932) filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (as so amended, the “Registration Statement”).

We have reviewed the Registration Statement, the Merger Agreement, the Assumed Plans, the Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated By-laws of the Company.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when duly issued and sold as contemplated in the Registration Statement and in accordance with the terms of the Assumed Plans, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and reported judicial decisions interpreting such law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Covington & Burling LLP